Exhibit 107
Calculation of Filing Fee Table
FORM S-8
(Form Type)
HASBRO, INC.
(Exact Name of Registrant as Specified in its Charter)
Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.50 par value per share	Other	1,100,000	$64.09 (3)	$70,499,000	$0.00011020	$7,769

Total Offering Amounts					$70,499,000		$7,769

Total Fee Offsets							—

Net Fee Due							$7,769

(1)
Represents 1,100,000 additional shares of common stock, par value $0.50 per share (“Common Stock”), of Hasbro, Inc. (the “Company”) that may be issued pursuant to the Hasbro, Inc. Restated 2003 Stock Incentive Performance Plan, as amended (the “Plan”)

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction which results in an increase in the number of the outstanding shares of Common Stock.

(3)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act, the price per share is based on the average of the high and low prices per share of the Company’s Common Stock as reported on the NASDAQ Global Select Market on August 2, 2023.